                                            Exhibit 99.1
                                            The Travelers Companies, Inc.
                            485 Lexington Avenue
                                    New York, NY 10017-2630
                                        www.travelers.com
NYSE: TRV
Travelers Reports Excellent Third Quarter and Year-to-Date Results
Third Quarter 2024 Net Income per Diluted Share of $5.42, up 211%, and Return on Equity of 19.2%
Third Quarter 2024 Core Income per Diluted Share of $5.24, up 169%, and Core Return on Equity of 16.6%
•Strong third quarter net income of $1.260 billion and core income of $1.218 billion.
•Consolidated combined ratio improved 7.8 points from the prior year quarter to a strong 93.2%.
•Catastrophe losses of $939 million pre-tax, compared to $850 million pre-tax in the prior year quarter.
•Substantial net favorable prior year reserve development of $126 million pre-tax.
•Record underlying underwriting income of $1.498 billion pre-tax, reflecting an underlying combined ratio that improved 5.0 points to an excellent 85.6%; strong underlying results in all three segments.
•Record net written premiums of $11.317 billion, up 8%, with growth in all three segments.
•Net investment income increased 18% pre-tax over the prior year quarter.
•Book value per share of $122.00, up 39% over September 30, 2023, driven by lower interest rates; adjusted book value per share of $131.30, up 13% over September 30, 2023.

New York, October 17, 2024 — The Travelers Companies, Inc. today reported net income of $1.260 billion, or $5.42 per diluted share, for the quarter ended September 30, 2024, compared to $404 million, or $1.74 per diluted share, in the prior year quarter. Core income in the current quarter was $1.218 billion, or $5.24 per diluted share, compared to $454 million, or $1.95 per diluted share, in the prior year quarter. Core income increased primarily due to a higher underlying underwriting gain (i.e., excluding net prior year reserve development and catastrophe losses), higher net favorable prior year reserve development and higher net investment income, partially offset by higher catastrophe losses. Net realized investment gains in the current quarter were $55 million pre-tax ($42 million after-tax), compared to net realized investment losses of $65 million pre-tax ($50 million after-tax) in the prior year quarter. Per diluted share amounts benefited from the impact of share repurchases.
Consolidated Highlights

($ in millions, except for per share amounts, and after-tax, except for premiums and revenues)	Three Months Ended September 30,				Nine Months Ended September 30,
	2024	2023	Change		2024	2023	Change
Net written premiums	$11,317	$10,493	8%		$32,614	$30,207	8%

Total revenues	$11,904	$10,635	12		$34,415	$30,437	13
Net income	$1,260	$404	212		$2,917	$1,365	114
per diluted share	$5.42	$1.74	211		$12.51	$5.83	115
Core income	$1,218	$454	168		$2,899	$1,439	101
per diluted share	$5.24	$1.95	169		$12.43	$6.15	102
Diluted weighted average shares outstanding	230.6	231.1	—		231.3	232.5	(1)
Combined ratio	93.2%	101.0%	(7.8)	pts	95.7%	101.0%	(5.3)	pts
Underlying combined ratio	85.6%	90.6%	(5.0)	pts	87.0%	90.8%	(3.8)	pts
Return on equity	19.2%	7.7%	11.5	pts	15.3%	8.3%	7.0	pts
Core return on equity	16.6%	6.9%	9.7	pts	13.4%	7.2%	6.2	pts

	As of			Change From
	September 30, 2024	December 31, 2023	September 30, 2023	December 31, 2023	September 30, 2023
Book value per share	$122.00	$109.19	$87.47	12%	39%
Adjusted book value per share	131.30	122.90	115.78	7%	13%

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“We are pleased to report excellent results for the quarter, with both underwriting and investment income contributing meaningfully to our strong performance,” said Alan Schnitzer, Chairman and Chief Executive Officer. “Core income for the quarter was more than $1.2 billion, or $5.24 per diluted share, generating core return on equity of 16.6%. Our results benefited from a 10% increase in net earned premiums to a record $10.7 billion and an excellent combined ratio that improved nearly 8 points to 93.2%. Very strong underlying profitability and net favorable prior year development drove the improvement in our combined ratio. Both underwriting income and underlying margins were strong in all three of our segments. Our high-quality investment portfolio generated after-tax net investment income of $742 million. These results, along with our strong balance sheet, enabled us to return $496 million of excess capital to our shareholders this quarter, including $253 million of share repurchases.
“Through terrific marketplace execution across all three segments, we grew net written premiums in the quarter by 8% to a record $11.3 billion. In Business Insurance, we grew net written premiums by 9% to $5.5 billion. Renewal premium change in the segment remained very strong at 10.5%, including renewal rate change of 7.3% that was higher sequentially, while retention was strong and higher sequentially at 86%. In Bond & Specialty Insurance, we grew net written premiums by 7% to a record $1.1 billion, with excellent retention of 90% in our high-quality management liability business. In our industry-leading surety business, we grew net written premiums by 7%. In Personal Insurance, net written premiums grew 7% to a record $4.7 billion, driven by continued strong renewal premium change, particularly in the homeowners book.
“Our excellent profitability and continued strong premium growth both this quarter and year-to-date are a reflection of our powerful franchise value. Driven by our formidable earnings power across underwriting and investments, we delivered 15.9% core return on equity over the last twelve months. We continue to grow book value per share, while making important strategic investments in our business and returning excess capital to shareholders. With this momentum, we are very confident in our outlook for our business into 2025 and beyond.”

Consolidated Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2024		2023		Change		2024		2023		Change
Underwriting gain (loss):	$685		$(136)		$821		$1,197		$(409)		$1,606
Underwriting gain (loss) includes:
Net favorable (unfavorable) prior year reserve development	126		(154)		280		447		11		436
Catastrophes, net of reinsurance	(939)		(850)		(89)		(3,160)		(2,866)		(294)
Net investment income	904		769		135		2,635		2,144		491
Other income (expense), including interest expense	(84)		(96)		12		(271)		(289)		18
Core income before income taxes	1,505		537		968		3,561		1,446		2,115
Income tax expense	287		83		204		662		7		655
Core income	1,218		454		764		2,899		1,439		1,460
Net realized investment gains (losses) after income taxes	42		(50)		92		18		(74)		92
Net income	$1,260		$404		$856		$2,917		$1,365		$1,552

Combined ratio	93.2%		101.0%		(7.8)	pts	95.7%		101.0%		(5.3)	pts
Impact on combined ratio
Net (favorable) unfavorable prior year reserve development	(1.2)	pts	1.6	pts	(2.8)	pts	(1.5)	pts	(0.1)	pts	(1.4)	pts
Catastrophes, net of reinsurance	8.8	pts	8.8	pts	—	pts	10.2	pts	10.3	pts	(0.1)	pts
Underlying combined ratio	85.6%		90.6%		(5.0)	pts	87.0%		90.8%		(3.8)	pts

Net written premiums
Business Insurance	$5,517		$5,080		9%		$16,652		$15,412		8%
Bond & Specialty Insurance	1,072		1,003		7		3,055		2,853		7
Personal Insurance	4,728		4,410		7		12,907		11,942		8
Total	$11,317		$10,493		8%		$32,614		$30,207		8%
Third Quarter 2024 Results
(All comparisons vs. third quarter 2023, unless noted otherwise)
Net income of $1.260 billion increased $856 million, due to higher core income and net realized investment gains, compared to net realized investment losses in the prior year quarter. Core income of $1.218 billion increased $764 million, primarily due to a higher underlying underwriting gain, net favorable prior year reserve development compared to net unfavorable prior year reserve development in the prior year quarter and higher net investment income, partially offset by higher catastrophe losses. The underlying underwriting gain benefited from higher business volumes. Net realized investment gains were $55 million pre-tax ($42 million after-tax), compared to net realized investment losses of $65 million pre-tax ($50 million after-tax) in the prior year quarter.
Combined ratio:
•The combined ratio of 93.2% improved 7.8 points due to an improvement in the underlying combined ratio (5.0 points) and net favorable prior year reserve development compared to net unfavorable prior year reserve development in the prior year quarter (2.8 points).
•The underlying combined ratio improved 5.0 points to an excellent 85.6%. See below for further details by segment.
•Net favorable prior year reserve development in Personal Insurance and Bond & Specialty Insurance was partially offset by net unfavorable prior year reserve development in Business Insurance driven by the Company’s annual in-depth asbestos claim review. See below for further details by segment.
•Catastrophe losses primarily resulted from Hurricane Helene and severe wind and hail storms in multiple states.

Net investment income of $904 million pre-tax ($742 million after-tax) increased 18%. Income from the fixed income investment portfolio increased over the prior year quarter due to a higher average yield and growth in fixed maturity investments. Income from the non-fixed income investment portfolio increased over the prior year quarter primarily due to higher private equity partnership returns. Non-fixed income returns are generally reported on a one-quarter lagged basis and directionally follow the broader equity markets.

Net written premiums of $11.317 billion increased 8%. See below for further details by segment.

Year-to-Date 2024 Results
(All comparisons vs. year-to-date 2023, unless noted otherwise)

Net income of $2.917 billion increased $1.552 billion, due to higher core income and net realized investment gains, compared to net realized investment losses in the prior year period. Core income of $2.899 billion increased $1.460 billion, primarily due to a higher underlying underwriting gain, higher net investment income and higher net favorable prior year reserve development, partially offset by higher catastrophe losses. The underlying underwriting gain benefited from higher business volumes. The underlying underwriting gain in the prior year period included a one-time tax benefit of $211 million due to the expiration of the statute of limitations with respect to a tax item. Net realized investment gains were $25 million pre-tax ($18 million after-tax), compared to net realized investment losses of $94 million pre-tax ($74 million after-tax) in the prior year.

Combined ratio:

•The combined ratio of 95.7% improved 5.3 points due to an improvement in the underlying combined ratio (3.8 points), higher net favorable prior year reserve development (1.4 points) and lower catastrophe losses as a percentage of net earned premiums (0.1 points).

•The underlying combined ratio of 87.0% improved 3.8 points. See below for further details by segment.

•Net favorable prior year reserve development in Personal Insurance and Bond & Specialty Insurance was partially offset by net unfavorable prior year reserve development in Business Insurance. See below for further details by segment.

•Catastrophe losses included the third quarter events described above, as well as numerous severe wind and hail storms in multiple states in the first six months of 2024.
Net investment income of $2.635 billion pre-tax ($2.167 billion after-tax) increased 23% driven by the same factors described above for the third quarter of 2024.

Net written premiums of $32.614 billion increased 8%. See below for further details by segment.

Shareholders’ Equity

Shareholders’ equity of $27.696 billion increased 11% over year-end 2023, primarily due to net income of $2.917 billion and lower net unrealized investment losses, partially offset by common share repurchases and dividends to shareholders. Net unrealized investment losses included in shareholders’ equity were $2.672 billion pre-tax ($2.111 billion after-tax), compared to $3.970 billion pre-tax ($3.129 billion after-tax) at year-end 2023. The decrease in net unrealized investment losses was driven primarily by lower interest rates. Book value per share of $122.00 increased 12% over year-end 2023. Adjusted book value per share of $131.30, which excludes net unrealized investment gains (losses), increased 7% over year-end 2023.

The Company repurchased 1.1 million shares during the third quarter at an average price of $222.64 per share for a total cost of $253 million. At September 30, 2024, the Company had $5.290 billion of capacity remaining under its share repurchase authorizations approved by the Board of Directors. At the end of the quarter, statutory capital and surplus was $26.191 billion, and the ratio of debt-to-capital was 22.5%. The ratio of debt-to-capital excluding after-tax net unrealized investment gains (losses) included in shareholders’ equity was 21.2%, within the Company’s target range of 15% to 25%.

The Board of Directors declared a regular quarterly dividend of $1.05 per share. The dividend is payable December 31, 2024, to shareholders of record at the close of business on December 10, 2024.

Business Insurance Segment Financial Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2024		2023		Change		2024		2023		Change
Underwriting gain:	$219		$31		$188		$746		$290		$456
Underwriting gain includes:
Net unfavorable prior year reserve development	(91)		(263)		172		(57)		(345)		288
Catastrophes, net of reinsurance	(340)		(203)		(137)		(938)		(798)		(140)
Net investment income	642		551		91		1,883		1,533		350
Other income (expense)	(1)		(13)		12		(20)		(56)		36
Segment income before income taxes	860		569		291		2,609		1,767		842
Income tax expense	162		101		61		491		141		350
Segment income	$698		$468		$230		$2,118		$1,626		$492

Combined ratio	95.8%		99.1%		(3.3)	pts	95.1%		97.7%		(2.6)	pts
Impact on combined ratio
Net unfavorable prior year reserve development	1.7	pts	5.3	pts	(3.6)	pts	0.4	pts	2.4	pts	(2.0)	pts
Catastrophes, net of reinsurance	6.2	pts	4.1	pts	2.1	pts	5.9	pts	5.7	pts	0.2	pts
Underlying combined ratio	87.9%		89.7%		(1.8)	pts	88.8%		89.6%		(0.8)	pts

Net written premiums by market
Domestic
Select Accounts	$885		$824		7%		$2,834		$2,615		8%
Middle Market	3,030		2,750		10		9,012		8,294		9
National Accounts	264		247		7		903		818		10
National Property and Other	896		874		3		2,450		2,326		5
Total Domestic	5,075		4,695		8		15,199		14,053		8
International	442		385		15		1,453		1,359		7
Total	$5,517		$5,080		9%		$16,652		$15,412		8%

Third Quarter 2024 Results
(All comparisons vs. third quarter 2023, unless noted otherwise)

Segment income for Business Insurance was $698 million after-tax, an increase of $230 million. Segment income increased primarily due to lower net unfavorable prior year reserve development, a higher underlying underwriting gain and higher net investment income, partially offset by higher catastrophe losses. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•The combined ratio of 95.8% improved 3.3 points due to lower net unfavorable prior year reserve development (3.6 points) and an improvement in the underlying combined ratio (1.8 points), partially offset by higher catastrophe losses (2.1 points).
•The underlying combined ratio improved 1.8 points to an excellent 87.9%.
•Net unfavorable prior year reserve development was primarily driven by an addition to asbestos reserves of $242 million, partially offset by better than expected loss experience in the workers’ compensation product line for multiple accident years.
Net written premiums of $5.517 billion increased 9%, reflecting strong renewal premium change and retention.

Year-to-Date 2024 Results
(All comparisons vs. year-to-date 2023, unless noted otherwise)

Segment income for Business Insurance was $2.118 billion after-tax, an increase of $492 million. Segment income increased primarily due to higher net investment income, lower net unfavorable prior year reserve development and a higher underlying underwriting gain, partially offset by higher catastrophe losses. The underlying underwriting gain benefited from higher business volumes. The underlying underwriting gain in the prior year period included a one-time tax benefit of $171 million due to the expiration of the statute of limitations with respect to a tax item.

Combined ratio:

•The combined ratio of 95.1% improved 2.6 points due to lower net unfavorable prior year reserve development (2.0 points) and an improvement in the underlying combined ratio (0.8 points), partially offset by higher catastrophe losses (0.2 points).
•The underlying combined ratio improved 0.8 points to an excellent 88.8%.

•Net unfavorable prior year reserve development was primarily driven by (i) higher than expected loss experience in the general liability product line (excluding asbestos) for recent accident years, (ii) an addition to asbestos reserves of $242 million and (iii) an addition to reserves related to run-off operations, partially offset by (iv) better than expected loss experience in the workers’ compensation product line for multiple accident years.
Net written premiums of $16.652 billion increased 8%, reflecting the same factors described above for the third quarter of 2024.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2024		2023		Change		2024		2023		Change
Underwriting gain:	$172		$241		$(69)		$431		$617		$(186)
Underwriting gain includes:
Net favorable prior year reserve development	36		72		(36)		84		249		(165)
Catastrophes, net of reinsurance	(4)		(5)		1		(49)		(31)		(18)
Net investment income	101		86		15		285		237		48
Other income	6		4		2		17		14		3
Segment income before income taxes	279		331		(52)		733		868		(135)
Income tax expense	57		66		(9)		146		166		(20)
Segment income	$222		$265		$(43)		$587		$702		$(115)

Combined ratio	82.5%		73.6%		8.9	pts	84.9%		76.8%		8.1	pts
Impact on combined ratio
Net favorable prior year reserve development	(3.5)	pts	(7.7)	pts	4.2	pts	(2.9)	pts	(9.1)	pts	6.2	pts
Catastrophes, net of reinsurance	0.4	pts	0.6	pts	(0.2)	pts	1.7	pts	1.1	pts	0.6	pts
Underlying combined ratio	85.6%		80.7%		4.9	pts	86.1%		84.8%		1.3	pts

Net written premiums
Domestic
Management Liability	$617		$551		12%		$1,746		$1,603		9%
Surety	344		321		7		965		871		11
Total Domestic	961		872		10		2,711		2,474		10
International	111		131		(15)		344		379		(9)
Total	$1,072		$1,003		7%		$3,055		$2,853		7%

Third Quarter 2024 Results
(All comparisons vs. third quarter 2023, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $222 million after-tax, a decrease of $43 million. Segment income decreased primarily due to lower net favorable prior year reserve development and a lower underlying underwriting gain, partially offset by higher net investment income. The underlying underwriting gain benefited from higher business volumes.
Combined ratio:

•The combined ratio of 82.5% increased 8.9 points due to a higher underlying combined ratio (4.9 points) and lower net favorable prior year reserve development (4.2 points), partially offset by lower catastrophe losses (0.2 points).

•The underlying combined ratio increased 4.9 points to a very strong 85.6%.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the fidelity and surety product lines for recent accident years.

Net written premiums of $1.072 billion increased 7%, reflecting strong production in both surety and management liability.

Year-to-Date 2024 Results
(All comparisons vs. year-to-date 2023, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $587 million after-tax, a decrease of $115 million. Segment income decreased primarily due to lower net favorable prior year reserve development and higher catastrophe losses, partially offset by higher net investment income. The underlying underwriting gain benefited from higher business volumes. The underlying underwriting gain in the prior year period included a one-time tax benefit of $9 million due to the expiration of the statute of limitations with respect to a tax item.

Combined ratio:

•The combined ratio of 84.9% increased 8.1 points due to lower net favorable prior year reserve development (6.2 points), a higher underlying combined ratio (1.3 points) and higher catastrophe losses (0.6 points).

•The underlying combined ratio increased 1.3 points to a very strong 86.1%.

•Net favorable prior year reserve development was primarily driven by the same factors described above for the third quarter of 2024.

Net written premiums of $3.055 billion increased 7%, reflecting the same factor described above for the third quarter of 2024.

Personal Insurance Segment Financial Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2024		2023		Change		2024		2023		Change
Underwriting gain (loss):	$294		$(408)		$702		$20		$(1,316)		$1,336
Underwriting gain (loss) includes:
Net favorable prior year reserve development	181		37		144		420		107		313
Catastrophes, net of reinsurance	(595)		(642)		47		(2,173)		(2,037)		(136)
Net investment income	161		132		29		467		374		93
Other income	20		20		—		57		59		(2)
Segment income (loss) before income taxes	475		(256)		731		544		(883)		1,427
Income tax expense (benefit)	91		(63)		154		93		(235)		328
Segment income (loss)	$384		$(193)		$577		$451		$(648)		$1,099

Combined ratio	92.5%		110.0%		(17.5)	pts	99.2%		111.3%		(12.1)	pts
Impact on combined ratio
Net favorable prior year reserve development	(4.3)	pts	(1.0)	pts	(3.3)	pts	(3.4)	pts	(1.0)	pts	(2.4)	pts
Catastrophes, net of reinsurance	14.1	pts	16.8	pts	(2.7)	pts	17.6	pts	18.5	pts	(0.9)	pts
Underlying combined ratio	82.7%		94.2%		(11.5)	pts	85.0%		93.8%		(8.8)	pts

Net written premiums
Domestic
Automobile	$2,138		$2,022		6%		$5,998		$5,499		9%
Homeowners and Other	2,410		2,216		9		6,392		5,954		7
Total Domestic	4,548		4,238		7		12,390		11,453		8
International	180		172		5		517		489		6
Total	$4,728		$4,410		7%		$12,907		$11,942		8%

Third Quarter 2024 Results
(All comparisons vs. third quarter 2023, unless noted otherwise)

Segment income for Personal Insurance was $384 million after-tax, compared with a segment loss of $193 million in the prior year quarter. Segment income increased primarily due to a higher underlying underwriting gain, higher net favorable prior year reserve development, lower catastrophe losses and higher net investment income. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•The combined ratio of 92.5% improved 17.5 points due to an improvement in the underlying combined ratio (11.5 points), higher net favorable prior year reserve development (3.3 points) and lower catastrophe losses (2.7 points).

•The underlying combined ratio of 82.7% improved 11.5 points, reflecting improvement in both Homeowners and Other and Automobile.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in both the Homeowners and Other and Automobile product lines for recent accident years.

Net written premiums of $4.728 billion increased 7%, reflecting strong renewal premium change in both Domestic Homeowners and Other and Automobile.

Year-to-Date 2024 Results
(All comparisons vs. year-to-date 2023, unless noted otherwise)

Segment income for Personal Insurance was $451 million after-tax, compared with a segment loss of $648 million in 2023. Segment income increased primarily due to a higher underlying underwriting gain, higher net favorable prior year reserve development and higher net investment income, partially offset by higher catastrophe losses. The underlying underwriting gain benefited from higher business volumes. The underlying underwriting gain in the prior year period included a one-time tax benefit of $31 million due to the expiration of the statute of limitations with respect to a tax item.

Combined ratio:

•The combined ratio of 99.2% improved 12.1 points due to an improvement in the underlying combined ratio (8.8 points), higher net favorable prior year reserve development (2.4 points) and lower catastrophe losses as a percentage of net earned premiums (0.9 points).

•The underlying combined ratio of 85.0% improved 8.8 points, reflecting improvement in both Homeowners and Other and Automobile.

•Net favorable prior year reserve development was primarily driven by the same factors described above for the third quarter of 2024.

Net written premiums of $12.907 billion increased 8%, reflecting the same factor described above for the third quarter of 2024.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with the financial supplement that is available on our website at Travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Thursday, October 17, 2024. Investors can access the call via webcast at investor.travelers.com or by dialing 1.888.440.6281 within the United States or 1.646.960.0218 outside the United States. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.

Following the live event, replays will be available via webcast for one year at investor.travelers.com and by telephone for 30 days by dialing 1.800.770.2030 within the United States or 1.647.362.9199 outside the United States. All callers should use conference ID 5449478.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and generated revenues of more than $41 billion in 2023. For more information, visit Travelers.com.

Travelers may use its website and/or social media outlets, such as Facebook and X, as distribution channels of material Company information. Financial and other important information regarding the Company is routinely accessible through and posted on our website at investor.travelers.com, our Facebook page at facebook.com/travelers and our X account (@Travelers) at twitter.com/travelers. In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the Email Notifications section at investor.travelers.com.

Travelers is organized into the following reportable business segments:

Business Insurance - Business Insurance offers a broad array of property and casualty insurance products and services to its customers, primarily in the United States, as well as in Canada, the United Kingdom, the Republic of Ireland and throughout other parts of the world, including as a corporate member of Lloyd’s.

Bond & Specialty Insurance - Bond & Specialty Insurance offers surety, fidelity, management liability, professional liability, and other property and casualty coverages and related risk management services to its customers, primarily in the United States, and certain surety and specialty insurance products in Canada, the United Kingdom and the Republic of Ireland, as well as Brazil through a joint venture, in each case utilizing various degrees of financially-based underwriting approaches.

Personal Insurance - Personal Insurance offers a broad range of property and casualty insurance products and services covering individuals’ personal risks, primarily in the United States, as well as in Canada. Personal Insurance’s primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.
 * * * * *
Forward-Looking Statements

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “probably,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “views,” “ensures,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements include, among other things, the Company’s statements about:

•the Company’s outlook, the impact of trends on its business and its future results of operations and financial condition;
•the impact of legislative or regulatory actions or court decisions;
•share repurchase plans;
•future pension plan contributions;
•the sufficiency of the Company’s reserves, including asbestos;
•the impact of emerging claims issues as well as other insurance and non-insurance litigation;
•the cost and availability of reinsurance coverage;
•catastrophe losses and modeling;
•the impact of investment, economic and underwriting market conditions, including interest rates and inflation;
•the Company’s approach to managing its investment portfolio;
•the impact of changing climate conditions;
•strategic and operational initiatives to improve growth, profitability and competitiveness;

•the Company’s competitive advantages and innovation agenda, including executing on that agenda with respect to artificial intelligence;
•the Company’s cybersecurity policies and practices;
•new product offerings;
•the impact of developments in the tort environment;
•the impact of developments in the geopolitical environment; and
•the impact of the Company’s acquisition of Corvus Insurance Holdings, Inc.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

Insurance-Related Risks

•high levels of catastrophe losses;
•actual claims may exceed the Company’s claims and claim adjustment expense reserves, or the estimated level of claims and claim adjustment expense reserves may increase, including as a result of, among other things, changes in the legal/tort, regulatory and economic environments, including increased inflation;
•the Company’s potential exposure to asbestos and environmental claims and related litigation;
•the Company is exposed to, and may face adverse developments involving, mass tort claims; and
•the effects of emerging claim and coverage issues on the Company’s business are uncertain, and court decisions or legislative changes that take place after the Company issues its policies can result in an unexpected increase in the number of claims.

Financial, Economic and Credit Risks

•a period of financial market disruption or an economic downturn;
•the Company’s investment portfolio is subject to credit and interest rate risk, and may suffer reduced or low returns or material realized or unrealized losses;
•the Company is exposed to credit risk related to reinsurance and structured settlements, and reinsurance coverage may not be available to the Company;
•the Company is exposed to credit risk in certain of its insurance operations and with respect to certain guarantee or indemnification arrangements that it has with third parties;
•a downgrade in the Company’s claims-paying and financial strength ratings; and
•the Company’s insurance subsidiaries may be unable to pay dividends to the Company’s holding company in sufficient amounts.

Business and Operational Risks

•the intense competition that the Company faces, including with respect to attracting and retaining employees, and the impact of innovation, technological change and changing customer preferences on the insurance industry and the markets in which it operates;
•disruptions to the Company’s relationships with its independent agents and brokers or the Company’s inability to manage effectively a changing distribution landscape;
•the Company’s efforts to develop new products or services, expand in targeted markets, improve business processes and workflows or make acquisitions may not be successful and may create enhanced risks;
•the Company's pricing and capital models may provide materially different indications than actual results;
•loss of or significant restrictions on the use of particular types of underwriting criteria, such as credit scoring, or other data or methodologies, in the pricing and underwriting of the Company’s products;
•the Company is subject to additional risks associated with its business outside the United States; and
•future pandemics (including new variants of COVID-19).
Technology and Intellectual Property Risks

•as a result of cyber attacks (the risk of which could be exacerbated by geopolitical tensions) or otherwise, the Company may experience difficulties with technology, data and network security or outsourcing relationships;

•the Company’s dependence on effective information technology systems and on continuing to develop and implement improvements in technology, including with respect to artificial intelligence; and
•the Company may be unable to protect and enforce its own intellectual property or may be subject to claims for infringing the intellectual property of others.
Regulatory and Compliance Risks

•changes in regulation, including higher tax rates; and
•the Company's compliance controls may not be effective.
In addition, the Company’s share repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels appropriate for the Company’s business operations, changes in levels of written premiums, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions, changes in tax laws (including the Inflation Reduction Act of 2022) and other factors.
Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward Looking Statements” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 15, 2024, as updated by our periodic filings with the SEC.

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES

The following measures are used by the Company’s management to evaluate financial performance against historical results, to establish performance targets on a consolidated basis and for other reasons as discussed below. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of these measures to the most comparable GAAP measures also follow.

In the opinion of the Company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, included in shareholders’ equity, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management.

RECONCILIATION OF NET INCOME TO CORE INCOME AND CERTAIN OTHER NON-GAAP MEASURES

Core income (loss) is consolidated net income (loss) excluding the after-tax impact of net realized investment gains (losses), discontinued operations, the effect of a change in tax laws and tax rates at enactment, and cumulative effect of changes in accounting principles when applicable. Segment income (loss) is determined in the same manner as core income (loss) on a segment basis. Management uses segment income (loss) to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider core income (loss) when analyzing the results and trends of insurance companies. Core income (loss) per share is core income (loss) on a per common share basis.

Reconciliation of Net Income to Core Income less Preferred Dividends

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
($ in millions, after-tax)	2024	2023	2024	2023	2024
Net income	$1,260	$404	$2,917	$1,365	$4,543
Adjustments:
Net realized investment (gains) losses	(42)	50	(18)	74	(11)
Core income	$1,218	$454	$2,899	$1,439	$4,532

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, pre-tax)	2024	2023	2024	2023
Net income	$1,560	$472	$3,586	$1,352
Adjustments:
Net realized investment (gains) losses	(55)	65	(25)	94
Core income	$1,505	$537	$3,561	$1,446

	Twelve Months Ended December 31,					Average Annual
($ in millions, after-tax)	2023	2022	2021	2020	2019	2005 - 2018
Net income	$2,991	$2,842	$3,662	$2,697	$2,622	$3,035
Less: Loss from discontinued operations	—	—	—	—	—	(31)
Income from continuing operations	2,991	2,842	3,662	2,697	2,622	3,066
Adjustments:
Net realized investment (gains) losses	81	156	(132)	(11)	(85)	(41)
Impact of changes in tax laws and/or tax rates (1) (2)	—	—	(8)	—	—	9
Core income	3,072	2,998	3,522	2,686	2,537	3,034
Less: Preferred dividends	—	—	—	—	—	2
Core income, less preferred dividends	$3,072	$2,998	$3,522	$2,686	$2,537	$3,032
(1) Impact is recognized in the accounting period in which the change is enacted
(2) 2017 reflects impact of Tax Cuts and Jobs Act of 2017 (TCJA)

Reconciliation of Net Income per Share to Core Income per Share on a Diluted Basis

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Diluted income per share
Net income	$5.42	$1.74	$12.51	$5.83
Adjustments:
Net realized investment (gains) losses, after-tax	(0.18)	0.21	(0.08)	0.32
Core income	$5.24	$1.95	$12.43	$6.15
Reconciliation of Segment Income (Loss) to Total Core Income

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, after-tax)	2024	2023	2024	2023
Business Insurance	$698	$468	$2,118	$1,626
Bond & Specialty Insurance	222	265	587	702
Personal Insurance	384	(193)	451	(648)
Total segment income	1,304	540	3,156	1,680
Interest Expense and Other	(86)	(86)	(257)	(241)
Total core income	$1,218	$454	$2,899	$1,439

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO ADJUSTED SHAREHOLDERS’ EQUITY AND CALCULATION OF RETURN ON EQUITY AND CORE RETURN ON EQUITY

Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity, net realized investment gains (losses), net of tax, for the period presented, the effect of a change in tax laws and tax rates at enactment (excluding the portion related to net unrealized investment gains (losses)), preferred stock and discontinued operations.

Reconciliation of Shareholders’ Equity to Adjusted Shareholders’ Equity

	As of September 30,
($ in millions)	2024	2023
Shareholders’ equity	$27,696	$19,978
Adjustments:
Net unrealized investment losses, net of tax, included in shareholders’ equity	2,111	6,466
Net realized investment (gains) losses, net of tax	(18)	74
Adjusted shareholders’ equity	$29,789	$26,518

	As of December 31,					Average Annual
($ in millions)	2023	2022	2021	2020	2019	2005 - 2018
Shareholders’ equity	$24,921	$21,560	$28,887	$29,201	$25,943	$24,659
Adjustments:
Net unrealized investment (gains) losses, net of tax, included in shareholders’ equity	3,129	4,898	(2,415)	(4,074)	(2,246)	(1,232)
Net realized investment (gains) losses, net of tax	81	156	(132)	(11)	(85)	(41)
Impact of changes in tax laws and/or tax rates (1) (2)	—	—	(8)	—	—	20
Preferred stock	—	—	—	—	—	(45)
Loss from discontinued operations	—	—	—	—	—	31
Adjusted shareholders’ equity	$28,131	$26,614	$26,332	$25,116	$23,612	$23,392
(1) Impact is recognized in the accounting period in which the change is enacted
(2) 2017 reflects impact of Tax Cuts and Jobs Act of 2017 (TCJA)

Return on equity is the ratio of annualized net income (loss) less preferred dividends to average shareholders’ equity for the periods presented. Core return on equity is the ratio of annualized core income (loss) less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the Company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted average shareholders’ equity is (a) the sum of total adjusted shareholders’ equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.
Calculation of Return on Equity and Core Return on Equity

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
($ in millions, after-tax)	2024	2023	2024	2023	2024
Annualized net income	$5,041	$1,615	$3,889	$1,820	$4,543
Average shareholders’ equity	26,279	20,916	25,398	21,892	24,661
Return on equity	19.2%	7.7%	15.3%	8.3%	18.4%
Annualized core income	$4,870	$1,818	$3,865	$1,919	$4,532
Adjusted average shareholders’ equity	29,301	26,463	28,834	26,613	28,438
Core return on equity	16.6%	6.9%	13.4%	7.2%	15.9%

	Twelve Months Ended December 31,					Average Annual
($ in millions, after-tax)	2023	2022	2021	2020	2019	2005 - 2018
Net income, less preferred dividends	$2,991	$2,842	$3,662	$2,697	$2,622	$3,033
Average shareholders’ equity	22,031	23,384	28,735	26,892	24,922	24,677
Return on equity	13.6%	12.2%	12.7%	10.0%	10.5%	12.3%
Core income, less preferred dividends	$3,072	$2,998	$3,522	$2,686	$2,537	$3,032
Adjusted average shareholders’ equity	26,772	26,588	25,718	23,790	23,335	23,401
Core return on equity	11.5%	11.3%	13.7%	11.3%	10.9%	13.0%

RECONCILIATION OF NET INCOME (LOSS) TO UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions. Underwriting gain, excluding the impact of catastrophes and net favorable (unfavorable) prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting gain, underlying underwriting margin, underlying underwriting income or underlying underwriting result.

A catastrophe is a severe loss designated, or reasonably expected by the Company to be designated, a catastrophe by one or more industry recognized organizations that track and report on insured losses resulting from catastrophic events, such as Property Claim Services (PCS) for events in the United States and Canada. Catastrophes can be caused by various natural events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, tsunamis, volcanic eruptions and other naturally-occurring events, such as solar flares. Catastrophes can also be man-made, such as terrorist attacks and other intentionally destructive acts including those involving nuclear, biological, chemical and radiological events, cyber events, explosions and destruction of infrastructure. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and core income (loss) and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.

The Company’s threshold for disclosing catastrophes is primarily determined at the reportable segment level. If a threshold for one segment or a combination thereof is reached and the other segments have losses from the same event, losses from the event are identified as catastrophe losses in the segment results and for the consolidated results of the Company. Additionally, an aggregate threshold is applied for international business across all reportable segments. The threshold for 2024 ranges from $20 million to $30 million of losses before reinsurance and taxes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and core income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Reconciliation of Net Income to Pre-Tax Underlying Underwriting Income (also known as Underlying Underwriting Gain)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, after-tax, except as noted)	2024	2023	2024	2023
Net income	$1,260	$404	$2,917	$1,365
Net realized investment (gains) losses	(42)	50	(18)	74
Core income	1,218	454	2,899	1,439
Net investment income	(742)	(640)	(2,167)	(1,791)
Other (income) expense, including interest expense	71	79	229	237
Underwriting income (loss)	547	(107)	961	(115)
Income tax expense (benefit) on underwriting results	138	(29)	236	(294)
Pre-tax underwriting income (loss)	685	(136)	1,197	(409)
Pre-tax impact of net (favorable) unfavorable prior year reserve development	(126)	154	(447)	(11)
Pre-tax impact of catastrophes	939	850	3,160	2,866
Pre-tax underlying underwriting income	$1,498	$868	$3,910	$2,446
Reconciliation of Net Income to After-Tax Underlying Underwriting Income (also known as Underlying Underwriting Gain)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, after-tax)	2024	2023	2024	2023
Net income	$1,260	$404	$2,917	$1,365
Net realized investment (gains) losses	(42)	50	(18)	74
Core income	1,218	454	2,899	1,439
Net investment income	(742)	(640)	(2,167)	(1,791)
Other (income) expense, including interest expense	71	79	229	237
Underwriting income (loss)	547	(107)	961	(115)
Impact of net (favorable) unfavorable prior year reserve development	(99)	122	(352)	(8)
Impact of catastrophes	739	669	2,494	2,262
Underlying underwriting income	$1,187	$684	$3,103	$2,139

	Twelve Months Ended December 31,
($ in millions, after-tax)	2023	2022	2021	2020	2019	2018	2017	2016	2015	2014	2013	2012
Net income	$2,991	$2,842	$3,662	$2,697	$2,622	$2,523	$2,056	$3,014	$3,439	$3,692	$3,673	$2,473
Net realized investment (gains) losses	81	156	(132)	(11)	(85)	(93)	(142)	(47)	(2)	(51)	(106)	(32)
Impact of changes in tax laws and/or tax rates (1) (2)	—	—	(8)	—	—	—	129	—	—	—	—	—
Core income	3,072	2,998	3,522	2,686	2,537	2,430	2,043	2,967	3,437	3,641	3,567	2,441
Net investment income	(2,436)	(2,170)	(2,541)	(1,908)	(2,097)	(2,102)	(1,872)	(1,846)	(1,905)	(2,216)	(2,186)	(2,316)
Other (income) expense, including interest expense	337	277	235	232	214	248	179	78	193	159	61	171
Underwriting income	973	1,105	1,216	1,010	654	576	350	1,199	1,725	1,584	1,442	296
Impact of net (favorable) unfavorable prior year reserve development	(113)	(512)	(424)	(276)	47	(409)	(378)	(510)	(617)	(616)	(552)	(622)
Impact of catastrophes	2,361	1,480	1,459	1,274	699	1,355	1,267	576	338	462	387	1,214
Underlying underwriting income	$3,221	$2,073	$2,251	$2,008	$1,400	$1,522	$1,239	$1,265	$1,446	$1,430	$1,277	$888
(1) Impact is recognized in the accounting period in which the change is enacted
(2) 2017 reflects impact of Tax Cuts and Jobs Act of 2017 (TCJA)

COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio: For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators. The combined ratio, as used in this earnings release, is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premiums and the underwriting expense ratio as used in this earnings release is based on net earned premiums.
For SAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees and other, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income, billing and policy fees and other, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Other companies’ method of computing similarly titled measures may not be comparable to the Company’s method of computing these ratios.

Calculation of the Combined Ratio

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, pre-tax)	2024	2023	2024	2023
Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$6,996	$7,149	$21,025	$20,335
Less:
Policyholder dividends	12	14	36	36
Allocated fee income	44	42	125	124
Loss ratio numerator	$6,940	$7,093	$20,864	$20,175
Underwriting expense ratio
Amortization of deferred acquisition costs	$1,790	$1,604	$5,166	$4,585
General and administrative expenses (G&A)	1,460	1,312	4,344	3,887
Less:
Non-insurance G&A	106	99	314	286
Allocated fee income	77	70	220	200
Billing and policy fees and other	28	28	88	84
Expense ratio numerator	$3,039	$2,719	$8,888	$7,902
Earned premium	$10,704	$9,718	$31,073	$27,788
Combined ratio (1)
Loss and loss adjustment expense ratio	64.8%	73.0%	67.1%	72.6%
Underwriting expense ratio	28.4%	28.0%	28.6%	28.4%
Combined ratio	93.2%	101.0%	95.7%	101.0%
Impact on combined ratio:
Net (favorable) unfavorable prior year reserve development	(1.2)%	1.6%	(1.5)%	(0.1)%
Catastrophes, net of reinsurance	8.8%	8.8%	10.2%	10.3%
Underlying combined ratio	85.6%	90.6%	87.0%	90.8%
(1)  For purposes of computing ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses. These allocations are to conform the calculation of the combined ratio with statutory accounting. Additionally, general and administrative expenses include non-insurance expenses that are excluded from underwriting expenses, and accordingly are excluded in calculating the combined ratio.

RECONCILIATION OF BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY TO CERTAIN NON-GAAP MEASURES

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding net unrealized investment gains and losses, net of tax, included in shareholders’ equity, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the Company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Shareholders’ Equity to Tangible Shareholders’ Equity, Excluding Net Unrealized Investment Losses, Net of Tax and Calculation of Book Value Per Share, Adjusted Book Value Per Share and Tangible Book Value Per Share

	As of
($ in millions, except per share amounts)	September 30, 2024	December 31, 2023	September 30, 2023
Shareholders’ equity	$27,696	$24,921	$19,978
Less: Net unrealized investment losses, net of tax, included in shareholders’ equity	(2,111)	(3,129)	(6,466)
Shareholders’ equity, excluding net unrealized investment losses, net of tax, included in shareholders’ equity	29,807	28,050	26,444
Less:
Goodwill	4,273	3,976	3,955
Other intangible assets	368	277	278
Impact of deferred tax on other intangible assets	(91)	(69)	(64)
Tangible shareholders’ equity, excluding net unrealized investment losses, net of tax, included in shareholders’ equity	$25,257	$23,866	$22,275
Common shares outstanding	227.0	228.2	228.4
Book value per share	$122.00	$109.19	$87.47
Adjusted book value per share	131.30	122.90	115.78
Tangible book value per share, excluding net unrealized investment losses, net of tax, included in shareholders’ equity	111.25	104.57	97.53

RECONCILIATION OF TOTAL CAPITALIZATION TO TOTAL CAPITALIZATION EXCLUDING NET UNREALIZED INVESTMENT GAINS (LOSSES), NET OF TAX

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gains (losses) on investments, net of tax, included in shareholders’ equity, is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses included in shareholders’ equity. In the opinion of the Company’s management, the debt-to-capital ratio is useful in an analysis of the Company’s financial leverage.

	As of
($ in millions)	September 30, 2024	December 31, 2023
Debt	$8,033	$8,031
Shareholders’ equity	27,696	24,921
Total capitalization	35,729	32,952
Less: Net unrealized investment losses, net of tax, included in shareholders’ equity	(2,111)	(3,129)
Total capitalization excluding net unrealized losses on investments, net of tax, included in shareholders’ equity	$37,840	$36,081
Debt-to-capital ratio	22.5%	24.4%
Debt-to-capital ratio excluding net unrealized investment losses, net of tax, included in shareholders’ equity	21.2%	22.3%

RECONCILIATION OF INVESTED ASSETS TO INVESTED ASSETS EXCLUDING NET UNREALIZED INVESTMENT GAINS (LOSSES)

	As of September 30,
($ in millions)	2024	2023
Invested assets	$95,450	$82,956
Less: Net unrealized investment losses, pre-tax	(2,672)	(8,206)
Invested assets excluding net unrealized investment losses	$98,122	$91,162

	As of December 31,
($ in millions)	2023	2022	2021	2020	2019	2018	2017	2016	2015	2014	2013	2012
Invested assets	$88,810	$80,454	$87,375	$84,423	$77,884	$72,278	$72,502	$70,488	$70,470	$73,261	$73,160	$73,838
Less: Net unrealized investment gains (losses), pre-tax	(3,970)	(6,220)	3,060	5,175	2,853	(137)	1,414	1,112	1,974	3,008	2,030	4,761
Invested assets excluding net unrealized investment gains (losses)	$92,780	$86,674	$84,315	$79,248	$75,031	$72,415	$71,088	$69,376	$68,496	$70,253	$71,130	$69,077

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

For Business Insurance and Bond & Specialty Insurance, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For Personal Insurance, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business is the amount of written premium related to new policyholders and additional products sold to existing policyholders. These are operating statistics, which are in part dependent on the use of estimates and are therefore subject to change. For Business Insurance, retention, renewal premium change and new business exclude National Accounts. For Bond & Specialty Insurance, retention, renewal premium change and new business exclude surety and other products that are generally sold on a non-recurring, project specific basis. For each of the segments, production statistics referred to herein are domestic only unless otherwise indicated.

Statutory capital and surplus represents the excess of an insurance company’s admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service. These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the Company’s most recent annual report on Form 10-K filed with the SEC on February 15, 2024, and subsequent periodic filings with the SEC.

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Contacts

Media:	Institutional Investors:
Patrick Linehan	Abbe Goldstein
917.778.6267	917.778.6825